Exhibit 10.4

AMENDMENT TO

EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into effective as of March 29, 2012, by and between Neil Nguyen ( “Executive”) and Digital Generation, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company and Executive are parties to that certain Employment Agreement effective as of January 1, 2012 (the “Agreement”); and

WHEREAS, the Company and Executive desire to amend the Agreement on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Executive, intending to be legally bound, hereby amend the Agreement as follows:

1.                                      Section 3(b) of the Agreement is hereby amended and restated in its entirety as follows:

(b)           Annual Bonus.  In addition to the Salary, for each calendar year during the Employment Period, Executive shall have an annual target cash bonus opportunity of 100% of his Salary (the “Bonus”), which shall be payable if 100% of the performance objectives established by the Board or the Compensation Committee thereof for such year are achieved.  It is anticipated that 75% of Executive’s Bonus will be determined based on the Company’s achievement of financial objectives for the relevant year, including attainment of revenue and EBITDA goals established by the Board or the Compensation Committee thereof, and that 25% of Executive’s Bonus will be determined based on subjective individual objectives for the relevant year established by the Board or the Compensation Committee thereof.  If performance relative to the performance objectives for any calendar year equals 90%, then Executive will be entitled to receive a Bonus equal to 50% of his target cash bonus opportunity for such year.  If performance relative to the performance objectives for any calendar year equals or exceeds 110%, then Executive will be entitled to receive a Bonus equal to 200% of his target cash bonus opportunity for such year.  If actual performance of the Company for a calendar year is between the foregoing achievement levels, the amount of the Bonus shall be adjusted positively or negatively, respectively, by mathematical interpolation, as reasonably determined in good faith by the Board or the Compensation Committee thereof.  Any Bonus that becomes payable pursuant to this Section 3(b) shall be paid to Executive between January 1 and March 15 of the year following the year for which such Bonus was earned.  Notwithstanding anything to the contrary contained in this Agreement or any applicable bonus plan, program or arrangement, but except as provided in Section 4, Executive shall be entitled to receive any such Bonus only if Executive is employed on the last business day of the fiscal year to which the Bonus relates.

2.                                      The Agreement, as amended hereby, shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and Executive have executed and delivered this Amendment on the date(s) set forth below.

DIGITAL GENERATION, INC.

Date: May 8, 2012	By:	/s/ John R. Harris
	Name:	John R. Harris
	Title:	Director and Chairman of the Compensation Committee

EXECUTIVE

Date: May 2, 2012	/s/ Neil Nguyen
Neil Nguyen